Exhibit 99.1

Virco Reports Third Quarter Results: Robust Balance Sheet and Strengthening Cash Flows as School Furniture Market Returns to pre-Pandemic Seasonal Patterns

•Capital Efficiencies Improved
•Growth and Shareholder Returns Funded by Operating Cash Flows
•Quarterly Dividend of $0.025 per Share Declared
•Traditional Seasonality Returns to Shipments, Orders, Backlog

TORRANCE, CALIFORNIA: December 9, 2024 (Globe Newswire)—Virco Mfg. Corporation (NASDAQ:VIRC) a leading manufacturer and supplier of movable furniture and equipment for educational environments and public spaces, announced results for the Company’s Third Quarter and first Nine Months ended October 31, 2024:

For the Third Quarter, including the months of August, September, and October, revenue declined slightly to $82,620,000 from $84,252,000 in the same quarter of the prior year. For the first nine months, revenue grew 5.0% to $237,774,000 from $226,516,000 in the first nine months of last year.

Gross Profit for the Third Quarter declined 4.0% to $36,678,000 compared to $38,211,000 in last year’s Third Quarter. Through nine months, Gross Profit increased 7.3% to $107,243,000 compared to $99,991,000 last year. Gross Margin in the Third Quarter was 44.4% compared to 45.4% in the prior year. Through nine months, Gross Margin was 45.1% vs. 44.1% in the prior year.

Selling, General, and Administrative Expenses (SG&A) in the Third Quarter increased 8.8% to $25,565,000, or 30.9% of revenue, from $23,505,000, or 27.9% of revenue, in the same period of the prior year, primarily due to higher freight and installation costs. Through nine months, SG&A increased 9.1% to $71,265,000, or 30.0% of revenue, from $65,343,000, or 28.8% of revenue, driven by higher freight and installation costs as well as a proportionate increase in revenue. Inflation in services such as freight and installation are not reflected in the broader Consumer Price Index of inflation, but these expenses can be very impactful on a direct supplier such as Virco. Management anticipates a continuation of this trend in the short- to mid-term.

Operating Income for the Third Quarter declined to $11,113,000 or 13.5% of sales, compared to $14,706,000, or 17.5% of sales in the Third Quarter of the prior year. Through nine months, Operating Income is up 3.8% to $35,978,000 or 15.1% of sales, compared to $34,648,000, or 15.3% of sales, in the same period last year.

Net interest income in the Third Quarter was $24,000, compared to net interest expense of $765,000 in the same quarter of the prior year. This swing to net interest income reflects the fact that the Company was effectively debt-free during the bulk of the Third Quarter, and was not utilizing its seasonal line of credit to finance operations. Through nine months, net interest expense was $506,000 compared to $2,560,000 last year.

Net income for the Third Quarter was $8,401,000, down from $10,160,000 in the same period of the prior year. Through nine months, net income was $27,374,000, up from $24,252,000 in the first nine months of last year.

The Company has recently seen order rates and timing return to a more traditional seasonal pattern. Management’s preferred measure of business velocity is “Shipments plus Backlog,” a non-GAAP metric that combines actual shipments with the unshipped backlog. As of this press release (December 9, 2024), Shipments plus Backlog is approximately 1% higher than on the same date last year. This reflects both a moderation in the rate of order growth as well as a return to more traditional seasonal patterns, during which orders and related production peak in spring, followed by heavy shipments in summer when schools are out of session. The return to this pattern continued in the Third Quarter, with the bulk of the metric being concentrated in actual year-to-date shipments with a relatively smaller component of unshipped backlog.

The Company’s overall financial position continued to improve in the Third Quarter. As of October 31, 2024, all major activities including operations, regular maintenance capital expenditures, and shareholder returns were being funded by free cash from operations. As of October 31, 2024, the Company had $38,858,000 of cash on hand and was not utilizing any of its available credit under its seasonal revolver with PNC Bank. Management anticipates that this positive condition will persist through much of the coming year, with only modest borrowings under its seasonal revolver during peak delivery season in summer.

Other elements of the Balance Sheet are similarly strong. Inventories have been appropriately matched to shippable orders and were down 16.9% to $48,948,000 compared to $58,931,000 at the end of last year’s Third Quarter. The Company’s domestic factories and early upstream visibility of product specifications and installation details—provided by its proprietary PlanSCAPE project management service—has supported a gradual shift toward Make-to-Order versus Make-to-Stock. This shift has had a similar financial benefit for Virco as “Just-in-Time” used to have for importers before the supply chain disruptions of a few years ago. Virco is currently able to tailor all levels of inventory—from raw materials, through work-in-process, to final finished goods—to match actual customer demand. Management believes this efficiency is reflected not only in financial results but also in customer satisfaction, especially with complex projects and highly customized products, both of which have recently become a larger part of the Company’s revenue mix.

At the end of the Third Quarter, Accounts Receivable had declined 14.7% to $28,168,000 from $33,029,000 at the same period last year. Management views this decline as favorable, since it reflects faster collections on overall higher annual revenue, further reflecting the Company’s strong on-time and complete-delivery performance during this year’s peak summer season.

Stockholder’s Equity was $115,859,000 at the end of the Third Quarter, an increase of 23.5% from $93,789,000 at the same period last year. The Company’s strong financial position will allow it to continue its record of customer support and service, as well as its generous and fair benefits and compensation for its U.S. workers. In addition, Management continues to make strategic investments in new manufacturing processes and platforms, while also remaining open to opportunistic acquisitions that would expand the Company’s current product and service offerings or allow extensions into adjacent markets with characteristics that match Virco’s skills and capabilities.

On December 5, 2024, The Company’s Board of Directors declared a quarterly dividend of $0.025 per share, payable on January 10, 2025 to shareholders of record as of December 20, 2024. Additionally, the Company has $3.5 million remaining under its current authorization for open-market share repurchases. Management continues to believe the Company’s shares represent an attractive investment and will balance planned repurchases with other capital projects, including investments in major manufacturing platforms as well as potential acquisitions.

Commenting on recent developments, Virco Chairman and CEO Robert Virtue said: “I’m proud of the Virco team, including our direct sales force, our customer service staff, our highly skilled manufacturing and engineering personnel, our incredible warehousing and logistics team, and our steady, experienced executives who have collectively guided us through the last several challenging years.

“I attribute our success to Virco’s dedicated American workforce, as well as the resilience and social importance of education, which is the market we serve. I also must recognize Virco’s shareholders, who collectively supported Management’s very-long-term strategy that allowed us not just to keep our domestic U.S. factories open, but to continue investing in them and our employees, so that we are globally competitive in all facets of operations, including automation, quality control, speed of execution, customization, project management, and field services.

“There is also a high value to the innovation that happens inside factories, where proximity to tangible materials and processes inspires tinkering and creativity. Many of our very best ideas—and not just for products— have originated on the factory floor. This also includes our warehouses, where innovations in the storage and handling of very heavy, bulky, and highly seasonal products can have equal or greater impacts on customer satisfaction and financial performance.

“We have never offered guidance despite being asked quite often to do so. We prefer instead to focus on preparedness. We have prudently reinforced our balance sheet thanks to the success we’ve enjoyed in the last two years. We have also continued to invest in what we think of as “operating annuities:” new equipment, processes, and software for our factories and operating systems. Given the skill and experience of our maintenance teams we can often extend the useful life of these investments far beyond traditional depreciation schedules. For example, Virco’s very first tubemill, a machine that makes the steel tubing used in school furniture, was purchased in 1950, the year Virco was founded. That same tubemill, maintained with multiple upgrades and repairs, continues to operate today in our Torrance, California factory.

“I’d say we’ve gotten our money out of that one. But we’re not done with it yet. We see more opportunities on the horizon, both for our company and for the students, families, and educators that we serve. We look forward to those opportunities. And we thank our shareholders for supporting us in this important work.”

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the ongoing and long-term effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2024, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	10/31/2024	1/31/2024	10/31/2023
	(In thousands)

Assets
Current assets
Cash	$38,858	$5,286	$4,887
Trade accounts receivables, net	28,168	23,161	33,029
Inventories	48,948	58,371	58,931
Prepaid expenses and other current assets	3,479	2,208	1,988
Total current assets	119,453	89,026	98,835
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	697	694	694
Buildings and building improvements	51,950	51,576	51,498
Machinery and equipment	118,324	114,400	116,695
Leasehold improvements	523	523	976
Total property, plant and equipment	175,225	170,924	173,594
Less accumulated depreciation and amortization	139,604	136,356	138,650
Net property, plant and equipment	35,621	34,568	34,944
Operating lease right-of-use assets	36,876	6,508	7,156
Deferred tax assets, net	6,550	6,634	7,031
Other assets, net	11,645	9,709	9,073
Total assets	$210,145	$146,445	$157,039

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	10/31/2024	1/31/2024	10/31/2023
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$15,381	$12,945	$14,351
Accrued compensation and employee benefits	12,439	10,880	11,102
Income tax payable	1,463	145	3,130
Current portion of long-term debt	256	248	245
Current portion of operating lease liability	863	5,744	5,465
Other accrued liabilities	11,142	8,570	7,339
Total current liabilities	41,544	38,532	41,632
Non-current liabilities
Accrued self-insurance retention	1,033	650	748
Accrued pension expenses	9,345	9,429	9,334
Income tax payable, less current portion	261	128	—
Long-term debt, less current portion	3,943	4,136	7,946
Operating lease liability, less current portion	37,380	1,829	2,933
Other long-term liabilities	780	562	657
Total non-current liabilities	52,742	16,734	21,618
Commitments and contingencies (Notes 6, 7 and 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,289,406 shares at 10/31/2024, and 16,347,314 at 1/31/2024 and 10/31/2023	163	164	164
Additional paid-in capital	119,796	121,373	121,201
Accumulated deficit	(2,734)	(29,048)	(26,379)
Accumulated other comprehensive loss	(1,366)	(1,310)	(1,197)
Total stockholders’ equity	115,859	91,179	93,789
Total liabilities and stockholders’ equity	$210,145	$146,445	$157,039

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Three months ended
	10/31/2024	10/31/2023
	(In thousands, except per share data)
Net sales	$82,620	$84,252
Costs of goods sold	45,942	46,041
Gross profit	36,678	38,211
Selling, general and administrative expenses	25,565	23,505
Operating income	11,113	14,706
Unrealized (gain) loss on investment in trust account	(246)	176
Pension expense	106	301
Interest (income) expense	(24)	765
Income before income taxes	11,277	13,464
Income tax expense	2,876	3,304
Net income	$8,401	$10,160

Cash dividends declared per common share:	$0.025	$—

Net income per common share:
Basic	$0.52	$0.62
Diluted	$0.52	$0.62
Weighted average shares of common stock outstanding:
Basic	16,289	16,347
Diluted	16,296	16,428

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Nine months ended
	10/31/2024	10/31/2023
	(In thousands, except per share data)
Net sales	$237,774	$226,516
Costs of goods sold	130,531	126,525
Gross profit	107,243	99,991
Selling, general and administrative expenses	71,265	65,343
Operating income	35,978	34,648
Unrealized gain on investment in trust account	(1,058)	(448)
Pension expense	320	623
Interest expense	506	2,560
Income before income taxes	36,210	31,913
Income tax expense	8,836	7,661
Net income	$27,374	$24,252

Cash dividends declared per common share:	$0.065	$—

Net income per common share:
Basic	$1.67	$1.49
Diluted	$1.67	$1.48
Weighted average shares of common stock outstanding:
Basic	16,379	16,277
Diluted	16,382	16,334